Exhibit 6.4

SHARED SERVICES AGREEMENT

THIS SHARED SERVICES AGREEMENT this (“Agreement”) is entered into effective as __________, 2016, by and between RM ADVISER, LLC, a Delaware limited liability company (“RM Adviser”), and REALTY MOGUL, CO., a Delaware corporation (“RM Co.”).

WHEREAS, RM Adviser is applying for registration as an registered investment adviser with the Securities and Exchange Commission and, following the effective date of such registration, intends to provide two main types of investment advisory services (collectively, the “Business”): (1) non-discretionary services provided through an interactive, web-based investment calculator (“Investment Calculator”) available to registered members of the Platform, and (2) discretionary management of an affiliated real estate investment trust, MogulREIT I, LLC (the “Initial REIT”);

WHEREAS, RM Co. is the sole member holding all of the issued and outstanding membership interests in RM Adviser and has an economic interest in the success of RM Adviser;

WHEREAS, RM Co. wishes to provide access to the services of certain employees and other resources to RM Adviser in order to contribute to RM Adviser’s ability to conduct the Business and to enhance its prospects for success; and

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually agree as follows:

1.            Services.  RM Co. shall provide RM Adviser access to such resources of RM Co. and its other subsidiaries as may be reasonably necessary or beneficial, as mutually determined by RM Co. and RM Adviser, for RM Adviser to conduct the Business (collectively, the “Services”).  Without limiting the generality of the foregoing, the parties agree that RM Co. shall cause RM Adviser to have access to the services of certain employees, whose identities shall be mutually agreed upon between the parties, to provide investment management services such as portfolio management, asset valuation, risk management and asset management services as well as services addressing legal, compliance, investor relations, information technologies and administrative functions necessary for the performance by RM Adviser of its duties under our Initial REIT’s limited liability company operating agreement (the “REIT Operating Agreement”), as it may be amended, restated, supplemented or modified from time to time in accordance with the terms thereof.

2.            Fees.  RM Adviser shall reimburse RM Co. for expenses incurred by RM Co. or its subsidiaries on behalf of RM Adviser or the Initial REIT as described in the “Management Compensation” section of the Initial REIT’s offering circular or as provided in the REIT Operating Agreement. Such expenses may include license fees, auditing fees, fees associated with SEC reporting requirements, increases in insurance costs, Delaware taxes and filing fees, administration fees, fees for the services of an independent representative, and third-party costs associated with the aforementioned expenses.  These expenses may not, however, include overhead, employee costs, utilities or technology costs of RM Co.

or its subsidiaries.  The parties acknowledge that RM Adviser may seek reimbursement from the Initial REIT for amounts paid to RM Co. or its subsidiaries pursuant to this Section 2(b).

3.            Advisers Act.  Each employee of RM Co. who provides services to RM Adviser shall, in his or her capacity as a supervised person of RM Adviser, be subject to all policies and procedures adopted by RM Adviser, including without limitation the Code of Ethics and other policies and procedures adopted in compliance the Investment Advisers Act of 1940.

4.            Entire Agreement.  This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

5.            Termination. This Agreement may be terminated by either party upon:

a.             90 days’ prior written notice; or

b.            immediately upon (a) a material breach of this Agreement by the other party, (b) the voluntary or involuntary commencement of bankruptcy proceedings or assignment for the benefit of creditors of the other party, or (c) RM Adviser ceasing to be a wholly-owned subsidiary of RM Co.

6.            Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of the parties hereto.

7.            Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other party hereto.

8.            Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart hereof.

9.            Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

10. Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

RM ADVISER, LLC

By
Jilliene Helman
Chief Executive Officer

REALTY MOGUL, CO.

By
Jilliene Helman
Chief Executive Officer